Exhibit 10.8

JONES ENERGY HOLDINGS, LLC

MONARCH EQUITY PLAN

(As Established Effective May 7, 2013)

1.                                      Plan.  This Jones Energy Holdings, LLC Monarch Equity Plan (this “Plan”) was adopted by Jones Energy Holdings, LLC (the “Company”) to reward certain key employees of the Company or its Subsidiaries by enabling them to receive units of equity ownership in Class A Units of Monarch Natural Gas Holdings, LLC (“Monarch Units”).  This Plan is designed to retain such key employees of the Company and its Subsidiaries and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries.

2.                                      Definitions.  As used in this Plan, the following words and phrases shall have the meanings indicated:

“Award” means the right to potentially receive Monarch Units under this Plan pursuant to the grant of Phantom Units.

“Award Agreement” means any written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

“Board” means the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Section 1.

“Employee” means a key employee of the Company or any of its Subsidiaries.

“Grant Date” means May 7, 2013.

“Monarch Units” has the meaning set forth in Section 1.

“Participant” means an Employee to whom an Award has been made under this Plan.

“Phantom Unit” means phantom (notional) unit granted under the Plan which entitles the Participant to receive a Monarch Unit.

“Plan” has the meaning set forth in Section 1.

“Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and

(ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3.                                      Eligibility.  The Employees receiving Awards and the number of Phantom Units to be granted to each such Employee shall be determined by the Board.  Each Employee selected as a Participant will be notified by delivery of a written Award Agreement in the form determined by the Board.

4.                                      Award Agreements.  The Award shall be evidenced by a written Award Agreement, executed by the Company and the Participant, stating the Phantom Units the Participant is granted.  The Award Agreement shall be in such form, and may include such limitations, restrictions and other provisions, as the Board may from time to time determine.

5.                                      Conditions of Awards.

(a)                                 Total Units Available.  25,120 Monarch Units are available for grant as Phantom Units under this Plan.

(b)                                 Vesting Schedule.  Except as otherwise provided herein or the Plan, the Phantom Units shall vest with respect to 20% of the total number of Phantom Units granted to the Participant (rounded up to the next whole Phantom Unit) on the first, second, third, fourth and fifth anniversary of the Grant Date; provided, however, that the Participant remains in continuous employment with the Company or its Subsidiaries through each applicable vesting date and such Phantom Units have not previously been forfeited as provided in Section 5(c) (with such period commencing on the Grant Date and ending on the applicable vesting date, the “Restricted Period”).

(c)                                  Settlement.  Within 30 days following the vesting date with respect to a Phantom Unit, the Participant shall receive an assignment of the number of Monarch Units in respect of the Phantom Units vesting on such date.  Upon delivery of an assignment of the Monarch Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Participant’s notional account described in Section 5(e).

(d)                                 Forfeiture of Award.  Upon termination of the Participant’s employment with the Company or its Subsidiaries for any reason during the Restricted Period, all Phantom Units that have not vested in accordance with Section 5(b) as of such termination date shall be immediately forfeited by the Participant on such termination date.  The Monarch Units underlying such forfeited Phantom Units shall be assigned to Jonny Jones within 30 days following the forfeiture date.

(e)                                  Bookkeeping Account.  During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account maintained by the Company or its transfer agent.

(f)                                   Rights as Unitholder; Delivery of Units.  Until delivery of Monarch Units as described in Section 5(c), the Participant shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder, including the right to vote the Phantom Units.  The Participant shall not be entitled to receive any distributions with respect to the Phantom Units.  The Company shall not be obligated to assign any Monarch Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Monarch Units are listed or quoted.  The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of Monarch Units to comply with any such law, rule, regulation or agreement.

6.                                      Administration.

(a)                                 Authority of the Board.  Subject to the provisions hereof, this Plan shall be administered and interpreted by the Board.  The Board shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof.  The Board shall also have full and exclusive power to interpret this Plan and to make factual and legal determinations and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan.  The Board may, in its sole discretion eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not materially adverse to the Participant to whom such Award was granted, or (ii) consented to by such Participant.  The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Board deems necessary or desirable to further this Plan’s purposes.  Any decision of the Board in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned.

(b)                                 Limitation of Liability.  No member of the Board or officer of the Company to whom the Board has delegated authority in accordance with the provisions of Section 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

7.                                      Delegation of Authority.  The Board may delegate to the Chief Executive Officer its duties under this Plan pursuant to such conditions or limitations as the Board may establish.

8.                                      Taxes.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of assignment of Monarch Units under this Plan, an appropriate amount of cash or Monarch Units for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

9.                                      Amendment, Modification, Suspension or Termination.  The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of a specific Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the unitholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements.

10.                               Assignability.  Unless otherwise determined by the Board in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable.  Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 10 shall be null and void.

11.                               Unfunded Plan.  This Plan is unfunded.  Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board be deemed to be a trustee of any cash or rights thereto to be granted under this Plan.  Any liability or obligation of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

12.                               Section 409A of the Code.

(a)                                 The payments to be made pursuant to this Plan are intended to be “short-term deferrals” exempt from Section 409A, and this Plan and each Award Agreement shall be construed and interpreted accordingly.

(b)                                 The Company makes no representation, warranty or indemnity regarding the tax consequences of the compensation and benefits provided under this Plan for purposes of Section 409A.  If any taxes or penalties under Section 409A are imposed on a Participant as a result of any compensation received pursuant to this Plan, such Participant will be solely responsible for such taxes or penalties, and the Company will not be liable for such taxes or penalties.

13.                               Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.                               No Right to Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed by the Company or any Subsidiary.

15.                               Successors.  All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16.                               Headings.  The headings of the sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Plan.

17.                               Effectiveness.  This Plan is effective May 7, 2013.  This Plan shall continue in effect through the date that all payments potentially due under this Plan have been made or forfeited.

JONES ENERGY HOLDINGS, LLC

By:
Jonny Jones,
Chief Executive Officer